UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2019

SELECTA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way
Watertown, MA 02472
(Address of principal executive offices) (Zip Code)

(617) 923-1400
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	SELB	Nasdaq Global Market
$0.0001 par value per share

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2019, Selecta Biosciences, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company has appointed Bradford D. Dahms as the Company’s Chief Financial Officer, effective upon the commencement of Mr. Dahms’ full-time employment with the Company, which occurred on September 3, 2019 (the “Effective Date”). Mr. Dahms will serve as the Company’s principal financial officer and its principal accounting officer, effective as of the Effective Date. Ann K. Donohue resigned from her duties as the Company’s principal financial officer and principal accounting officer, effective as of the Effective Date, and will continue to serve as the Company’s Controller moving forward.

Prior to joining the Company, Mr. Dahms, age 31, served as Senior Vice President - Healthcare Investment Banking at Cantor Fitzgerald & Co. since April 2014. He also served as an analyst at RBC Capital Markets from 2012 to 2014, and at JPMorgan Chase & Co. from 2010 to 2012. Mr. Dahms holds a Bachelor of Science degree in economics from The Ohio State University.

On August 12, 2019, the Company entered into an employment agreement with Mr. Dahms for an unspecified term that commenced on the Effective Date. Under the terms of the employment agreement, Mr. Dahms will receive an annual base salary of $350,000 and will be eligible for an annual performance bonus targeted at 40% of his annual base salary, which for 2019 will be pro-rated for the time Mr. Dahms serves as an employee of the Company. Mr. Dahms is also entitled to receive (i) a one-time signing bonus of $50,000, (ii) reimbursement for up to 12 months for the costs of travel and commuting expenses incurred in performing his duties for the Company, up to a maximum amount of $6,100 per month, and (iii) direct payment of, or reimbursement for, up to $75,000 in moving expenses incurred in connection with his relocation to the greater Boston, Massachusetts area.

If Mr. Dahms’ employment is terminated without “cause” or he resigns for “good reason,” as the terms are defined in his employment agreement, he will be entitled to receive, subject to his continued compliance with a separate restrictive covenant agreement and timely executing a separation and release agreement with the Company that includes non-competition covenants, (i) continued base salary payments for a period of 12 months following his termination, (ii) a pro-rata portion of his annual bonus for the year of termination, based on actual performance or, if the termination occurs during the first quarter of the calendar year, based on his target bonus, and (iii) direct payment of, or reimbursement for, continued medical, dental and/or vision coverage pursuant to COBRA for up to 12 months. In addition, if the termination occurs within the 60 days preceding or 12 months following a change in control, Mr. Dahms is entitled to receive accelerated vesting of any of his unvested Company equity awards that vest solely based on the passage of time. The Company must provide Mr. Dahms 35 days’ notice, or pay in lieu of notice, in the event the Company terminates him for any reason other than cause.

Mr. Dahms has also agreed to refrain from (i) engaging in competition with the Company while employed and following his termination of employment other than due to a layoff or by the Company without cause for a period of 12 months, (ii) soliciting customers, suppliers, vendors or other business partners of the Company while employed and for a period of 12 months following his termination of employment for any reason, and (iii) soliciting employees of the Company while employed and for a period of 18 months following his termination for any reason.

Pursuant to his employment agreement, Mr. Dahms was also granted an option to purchase 400,000 shares of common stock. The option will vest over a four-year period, with 25% vesting 12 months from the Effective Date and the remaining 75% vesting in 36 equal monthly installments thereafter.

The Company granted Mr. Dahms’ stock option under the Selecta Biosciences, Inc. 2018 Employment Inducement Incentive Award Plan, which was adopted by the Board on September 25, 2018 without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Stock Market LLC listing rules.

Also in connection with his appointment as Chief Financial Officer, Mr. Dahms has entered into the Company’s standard form of indemnification agreement for executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: September 4, 2019	By:	/s/ Carsten Brunn, Ph.D.
Carsten Brunn, Ph.D.
President and Chief Executive Officer